SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) February 4, 2003

The Liberty Corporation

(Exact name of Registrant as Specified in Charter)

South Carolina	1-5846	57-0507055

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

135 South Main Street, Greenville, SC	29601

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(864) 241-5400

n/a

(Former Name or Former Address, if Changed Since Last Report)

LC Reports Fourth Quarter Results

February 4, 2003

ITEM 9. REGULATION FD DISCLOSURE.

[LIBERTY CORPORATION LETTERHEAD]

For further information: Howard Schrott, 864-241-5400

LIBERTY CORPORATION REPORTS FOURTH QUARTER RESULTS

Greenville, SC (February 4, 2003) — The Liberty Corp. (NYSE:LC) today reported financial results for quarter and year ended December 31, 2002. Liberty owns and operates 15 network-affiliated television stations along with other ancillary businesses.

     For the quarter, net revenue increased 28% to $61.6 million compared with $48 million for the prior-year period, while broadcast cash flow increased 41% to $30.2 million from $21.5 million for the same period one year ago. Broadcast cash flow, a commonly used measurement to evaluate the operating performance of media properties, is operating income plus depreciation and amortization, non-cash compensation, corporate cash expenses, non-recurring and certain other items.

     For the year ended December 31, 2002, net revenue increased 16% compared with the prior year and broadcast cash flow has increased 31% for the year.

     “Being the top-rated television station in virtually all our markets, including being the leading source of local news and information, has led to another outstanding year for our group,” said Hayne Hipp, Chief Executive Officer of Liberty. “We believe our continued track record of operational excellence, as well as our debt-free balance sheet, will continue to serve us well in 2003.”

     A major group broadcaster, Liberty owns 15 network-affiliated television stations, including eight NBC affiliates (WAVE-TV, Louisville, KY; WIS-TV, Columbia, SC; WLBT-TV, Jackson, MS; WFIE-TV, Evansville, IN; WSFA-TV, Montgomery, AL; KCBD-TV, Lubbock, TX; WALB-TV, Albany, GA and KPLC-TV, Lake Charles, LA); five ABC affiliates (KLTV-TV, Tyler, TX; KTRE-TV, the satellite affiliate of KLTV in Lufkin, TX; WLOX-TV, Biloxi, MS; WWAY-TV, Wilmington, NC and KAIT-TV, Jonesboro, AR); and two CBS affiliates (WTOL-TV, Toledo, OH and KGBT-TV, Harlingen, TX). In addition, Liberty owns CableVantage Inc., a cable advertising sales subsidiary; Take Ten Productions, a video production facility; and Broadcast Merchandising Company, a professional broadcast equipment dealership.

     For further information about Liberty, visit the corporate website, http://www.libertycorp.com/

     The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information contained herein or in any other written or oral statements made by, or on behalf of the Company, is or may be viewed as forward-looking. The words “expect,” “believe,” “anticipate” or similar expressions identify forward-looking statements. Although the Company has used appropriate care in developing any such forward-looking information, forward-looking information involves risks and uncertainties that could significantly impact actual results. These risks and uncertainties include, but are not limited to, the following: changes in national and local markets for television advertising; changes in general economic conditions, including the performance of financial markets and interest rates; competitive, regulatory, or tax changes that affect the cost of or demand for the Company’s products; and adverse litigation results. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future developments, or otherwise. Broadcast cash flow is a commonly used measurement to evaluate the operating performance of media properties, and is not a measure of financial performance under generally accepted accounting principles.

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THE LIBERTY CORPORATION
Income Statement Information

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

(In 000's, except per share data)	2002	2001	2002	2001

		(Unaudited)
REVENUES
Station revenues (net of commissions)	$56,878	$44,383	$190,147	$165,039
Cable advertising and other revenues	4,692	3,665	16,220	13,246

Net revenues	61,570	48,048	206,367	178,285
EXPENSES
Operating expenses	31,189	26,379	115,668	103,908
Amortization of program rights	1,739	1,980	7,281	7,937
Depreciation and amortization of intangibles	4,419	8,253	17,762	31,970
Corporate, general, and administrative expenses	4,295	1,935	13,481	11,820

Total operating expenses	41,642	38,547	154,192	155,635
Operating income	19,928	9,501	52,175	22,650
Net investment income	503	119	616	4,086

Income before income taxes	20,431	9,620	52,791	26,736
Provision for income taxes	7,541	3,656	19,796	10,160

Income before the cumulative effect of a change in accounting principle	12,890	5,964	32,995	16,576
Cumulative effect of a change in accounting principle	—	—	(47,388)	—

NET INCOME (LOSS)	$12,890	$5,964	$(14,393)	$16,576

DILUTED EARNINGS (LOSS) PER SHARE:
Diluted earnings (loss) before the cumulative effect of a change in accounting principle per common share	$0.66	$0.30	$1.68	$0.84
Cumulative effect of a change in accounting principle	—	—	(2.41)	—

Diluted earnings (loss) per common share	$0.66	$0.30	$(0.73)	$0.84

Weighted average common dilutive shares	19,517	19,743	19,694	19,680
Actual common and common equivalent shares outstanding at end of period	19,423	19,750	19,423	19,750
RECONCILIATION OF OPERATING INCOME TO ADJUSTED BROADCAST CASH FLOW
Operating income per income statement	$19,928	$9,501	$52,175	$22,650
Add:
Depreciation and amortization	4,419	8,253	17,762	31,970
Adj. for network compensation due vs. accrued	1,233	425	4,932	673
Non-cash compensation	647	1,589	2,501	2,122

Operating cash flow	26,227	19,768	$77,370	$57,415
Corporate cash expenses	3,997	1,684	12,391	10,954

Broadcast cash flow	$30,224	$21,452	$89,761	$68,369

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SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE LIBERTY CORPORATION

By:	/s/ Martha Williams
Name: Martha Williams Title: Vice President, General Counsel and Secretary

February 4, 2003